INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Valley National Bancorp:

    We consent to incorporation by reference in the Registration Statements No. 33-52809, No. 33-61547, No. 33-56933, No. 333-65993 and No. 333-25419 on Form
S-8 of Valley National Bancorp of our report dated January 20, 1999 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Valley National Bancorp.

                                 /s/  KPMG LLP

Short Hills, New Jersey
February 26, 1999